                        Exhibit 11.1

    Statement Regarding Computation of Per Share Earnings
 (Dollars and shares in thousands, except per share amounts)


                                         Three Months Ended
                                             December 31,
                                         ------------------
                                            1996      1995
                                         -------   --------
                                             (Unaudited)
Primary and fully diluted
     Weighted average number
     of common shares outstanding
     during the period                   11,993      11,981
     Net effect of dilutive stock
     options - based on the treasury
     stock method using overall market
     price                                    0           0
                                         ______      ______

          Total shares                   11,993      11,981
                                         ======      ======
     Net income                         $ 1,903     $   825
                                         ======      ======
Earnings per sharea                     $  0.16     $  0.07
                                         ======      ======

a Earnings per share calculations assume exercise of all outstanding stock options and warrants using the treasury stock method of calculation. The per share calculation excludes these common equivalent shares as their effect is anti-dilutive.